Exhibit 1.3

For Immediate Release 444	For More Information 444
Oct. 25, 2005	Sarah Yeaney

Articulate Communications Inc.
212.255.0080, ext. 35

syeaney@articulatepr.com

FDA Issues Final Guidance on Record Keeping Guidelines;
Ross Systems Supports Bioterrorism Compliance

Proven Food and Beverage Expertise Strengthened with New Product Management Hire; Solutions
Showcased at Worldwide Food Expo 2005

ATLANTA and CHICAGO – Oct. 25, 2005 – In September 2005, The Food and Drug Administration (FDA) issued its final guidance to the food and beverage industry for Section 306 of the Bioterrorism Act. Ross Systems, Inc. (“Ross”), a global provider of enterprise software solutions for manufacturers and a division of CDC Software, the enterprise software company of CDC Corporation (NASDAQ: CHINA), announced that its iRenaiassance enterprise software solution enables food and beverage manufacturers to adhere to these standards as clarified by the FDA. Ross will demonstrate its iRenaissance solution at this week’s Worldwide Food Expo in Chicago.

Section 306 of the Public Health Security and Bioterrorism Preparedness and Response Act, mandates strict record keeping requirements for those who manufacture, process, pack, transport, distribute, receive, hold or import food in the United States. The final guidance recently issued provides further clarity for specific individuals and companies affected.

“Ross customers faced with this all-encompassing industry regulation have determined that they are already in compliance through the use of our enterprise software solution,” said Scot McLeod, vice president of marketing for Ross Systems. “Our comprehensive suite of solutions provides food and beverage customers with an operational system-of-record needed to exert precise control over all materials and products throughout the entire life cycle of their food products, from original supplier to consumer.”

The Final Guidance issued by the FDA provides answers to specific questions, including:

•	A manufacturing firm may handle over a thousand different ingredients on the same day, and three or four lot codes of the same ingredient from the same supplier may be used on a particular day. Assuming the ingredients arrive at the manufacturing facility with lot codes, does the manufacturer have to track each lot code and link it to a finished product?

As specified by the final guidance, “a manufacturer is required to track each individual ingredient lot code to a finished product, no matter how many thousands of ingredients each product contains.” Addressing this requirement, Ross’ iRenaissance enterprise software solution enables food and beverage manufactures to have immediate access to information, producing a detailed audit trail of ingredient lot codes to finished products. The ability to meet “one-up, one-back” traceability regulations ensures compliance with both federal regulations and industry requirements for mock-recalls.

•	A manufacturing firm has multiple suppliers of particular ingredients and packaging materials. Is it sufficient to simply record all the potential suppliers that an ingredient or packaging material might have come from?

The guidance specifies, “when food is released, records must be established and maintained that include the specific source of each ingredient used to make every lot of finished food.” To address this requirement, automated traceability systems have become a requirement throughout the food supply chain. iRenaissance provides manufacturers with a true operational system-of-record, tracing all incoming materials, manufacturing operations, inventory operations and customer shipments, supporting all traceability and mock-recall requirements.

Committed to the ongoing development of its food industry expertise, Ross also announced the appointment of Beth Berndt to director of industry solutions, focused on the food and beverage sector. Berndt brings more than 20 years experience in developing and delivering enterprise software solutions for global process manufacturing companies. At Ross, Berndt will work closely with food industry affiliates, the Ross user community and solution development teams to define and deliver solutions designed for food and beverage processors.

“Ross’ focused and proven enterprise software solutions deliver significant operational and financial benefits to organizations around the globe,” said Berndt. “I am excited to join Ross and contribute to the product management team as the company continues to expand on its leadership position in the food and beverage industries, helping companies operate more efficiently, improve their customer service and remain in step with industry regulations.”

Berndt along with other Ross executives will be on hand at this week’s Worldwide Food Expo in Chicago to demonstrate the company’s iRenaissance enterprise solution at booth #S7162. As the largest food and beverage processing and packaging event in the world, the Worldwide Food Expo will provide processors with the latest technologies, trends and ideas in the food and beverage industry.

About Ross Systems
Ross Systems, Inc., a software unit of CDC Corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review the company has reorganized into two primary operating business units, CDC Software and China.com Inc.

About CDC Software
CDC Software, the software unit of CDC Corporation, offers a broad range of software solutions for mid-sized enterprises. These products are utilized by approximately 3,500 customers worldwide.

For more information about CDC Corporation and CDC Software, please visit the website www.cdccorporation.net.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to expected results to be achieved by food and beverage customers based on its utilization of Ross Systems iRenaissance solution such as compliance with the regulations set forth in Section 306 of the Public Health Security and Bioterrorism Preparedness and Response Act of 2002. These statements are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of specific vertical markets; the continued ability of Ross’ solutions to address industry-specific and regulatory requirements; demand for and market acceptance of new and existing enterprise software and services and the positioning of Ross’ solutions in targeted industries, including food & beverage, life sciences, metals, chemicals and natural products. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005 (and amended on October 11, 2005). All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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